Exhibit 10.1

JET.AI INC

2023 AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD

Dear _____________________:

You have been granted an award of common stock of Jet.AI Inc. (the “Company”) constituting a Restricted Stock Award (the “Award”) under the 2023 Jet.AI Inc. Amended and Restated Omnibus Incentive Plan (the “Plan”), effective as of the Grant Date, the terms and conditions described herein. The grant of the Restricted Stock is made in consideration of the services to be rendered by you to the Company.

Grant Date:	July 15, 2026

Number of Shares of Restricted Stock (“Restricted Stock”):	____________________

Vesting Schedule:

100% of the Restricted Stock will vest on the anniversary of the Grant Date, provided you are continuously employed by or in the service of the Company or its Affiliates through the applicable vesting date.

The vesting of the Restricted Stock will accelerate in the following circumstances:

●	If you are continuously employed with, or in the service of, the Company or its Affiliates through the date preceding the date of a Change of Control, then 100% of the Restricted Stock will vest in full on the date of such Change in Control.

●	If your employment or service relationship with the Company and its Affiliates is terminated as a result of your death or disability, then 100% of the Restricted Stock will vest in full on the date of such termination.

For purposes of this Award, a “Change in Control” has the definition provided in Exhibit A of this Agreement.

Except as otherwise provided above, upon your termination of employment with, or cessation of services to, the Company and its Affiliates prior to the date the Restricted Stock are vested, you will forfeit the unvested Restricted Stock, and the Company will not have any further obligations to you pursuant to this Award, unless forfeiture is waived by the Company’s board of directors in its complete and total discretion.

Release of Stock:

The Restricted Stock will be held in an account at the Company’s transfer agent pending vesting. As soon as practicable after any Restricted Stock vest, the applicable restrictions on the Restricted Stock will be removed and such Stock will be issued according to your instructions.

Transferability of Restricted Stock:

You may not sell, transfer, assign, pledge, or otherwise alienate or hypothecate any of your Restricted Stock until the shares are vested. In addition, by accepting this Award, you agree not to sell any Stock acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a shareholder’s agreement that will include additional restrictions on the transfer of Stock acquired under this Award that will remain effective after such Stock have vested.

Voting and Dividends:

While the Restricted Stock are subject to forfeiture, you may exercise the full voting rights of a shareholder so long as the applicable record date occurs before you forfeit the Restricted Stock. Any dividends or other distributions paid with respect to unvested Restricted Stock for which the record date occurs before you forfeit the Restricted Stock will be held in the in escrow and will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award that apply to the Restricted Stock with respect to which such dividends or other distributions were made. All such dividends or other distributions shall be paid to you within 45 days following the full vesting of the Restricted Stock with respect to which such dividends or other distributions were made.

Transferability of Award:	You may not transfer or assign this Award for any reason, other than as set forth in the Plan. Any attempted transfer or assignment will be null and void.

Market Stand-Off:

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Stock acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

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Tax Withholding:

You understand that you (and not the Company or any Affiliate) shall be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. You understand that you may alter the tax treatment of the Stock subject to this Award by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Such election may be filed only within thirty (30) days after the Grant date of this Award. You should consult with your tax advisor to determine the tax consequences of acquiring the Stock and the advantages and disadvantages of filing the Code Section 83(b) election. You acknowledge that it is your sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if you request the Company or its representatives to make this filing on your behalf. You acknowledge that it is your sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if you request the Company or its representatives to make this filing on your behalf. If you make an election under Code Section 83(b), you shall provide the Company with a copy of such election and written confirmation of timely filing within ten (10) days of the date of such filing.

To the extent that the receipt or the vesting of the Restricted Stock, or the payment of dividends or other distributions on the Restricted Stock, or any other event, results in income to you for Cayman Islands or U.S. federal, state or local income tax purposes, except as otherwise provided in the following paragraph, if the Company is obligated to withhold taxes in connection with such receipt, vesting, payment or other event, as the case may be, you shall deliver to the Company such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

Miscellaneous:	As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Award or the Plan and any determination made by the Committee pursuant to this Award shall be final, binding and conclusive.

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Subject to the terms of the Plan, the Committee may modify or amend this Award without your consent as permitted by the Plan or: (i) to the extent such action is deemed necessary by the Committee to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Company’s ordinary Stock are then traded; (ii) to the extent the action is deemed necessary by the Committee to preserve favorable accounting or tax treatment of this Award for the Company; or (iii) to the extent the Committee determines that such action does not materially and adversely affect the value of this Award or that such action is in the best interest of you or any other person who may then have an interest in this Award.

This Award may be executed in counterparts.

The invalidity or unenforceability of any provision of the Plan or this Award shall not affect the validity or enforceability of any other provision of the Plan or this Award, and each provision of the Plan and this Award shall be severable and enforceable to the extent permitted by law.

This Restricted Stock Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Recipient has executed this Agreement, effective as of the Grant Date.

JET.AI INC.		RECIPIENT

By:		By:
Name:	Michael Winston	Name:
Title:	Executive Chairman

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Exhibit A

“Change in Control” shall mean the first to occur of any of the following events after the Effective Date:

(a) Acquisition of Voting Control.

Any Person or Group (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any Subsidiary of the Company, or any employee benefit plan sponsored or maintained by the Company or any Subsidiary, becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities representing more than fifty percent (50%) of either:

(i) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”); or

(ii) the combined voting power of the then outstanding voting securities of the Company entitled generally to vote in the election of directors (the “Outstanding Company Voting Securities”).

(b) Change in Board Composition.

Individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board; provided further, that no individual whose initial assumption of office results from an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board shall be deemed a member of the Incumbent Board.

(c) Business Combination.

The consummation of any merger, consolidation, statutory share exchange, reorganization, recapitalization, sale or other disposition of all or substantially all of the assets of the Company, acquisition of another entity, spin-off, split-off or similar transaction (each, a “Business Combination”), unless, immediately following such Business Combination:

(i)	the Persons who beneficially owned the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities and combined voting power of the entity surviving or resulting from such Business Combination, in substantially the same relative proportions as immediately prior to such Business Combination;
(ii)	no Person (other than the surviving entity, any employee benefit plan of the Company or the surviving entity, or any entity owned by substantially the same shareholders in substantially the same proportions) beneficially owns more than fifty percent (50%) of the outstanding voting power of the surviving entity; and
(iii)	at least a majority of the members of the board of directors (or equivalent governing body) of the surviving entity were members of the Incumbent Board immediately prior to execution of the definitive agreement governing such Business Combination.

(d) Liquidation.

The approval by the shareholders of the Company of a plan providing for the complete liquidation or dissolution of the Company.

in each case, provided that, as to Awards subject to Section 409A of the Code the payment or settlement of which will occur by reason of the Change in Control, such event also constitutes a “change in control” within the meaning of Section 409A of the Code. In addition, notwithstanding the foregoing, (i) a “Change in Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code or as a result of any restructuring that occurs as a result of any such proceeding and (ii) a Public Offering shall not constitute a Change in Control.

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